EXHIBIT (a)(5)(iv)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Schedule TO – Tender Offer Statement (Securities Act File No. 333-173601) of our reports dated May 22, 2015 and May 22, 2014, relating to the financial statements and financial highlights of BlackRock Preferred Partners LLC (the “Fund”), appearing in the Annual Reports on Form N-CSR of the Fund for the years ended March 31, 2015 and March 31, 2014, respectively. We also consent to the reference to us under the heading “Financial Statements” in this Schedule TO-Tender Offer Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

December 29, 2015